Exhibit 99.1

From:  Richard A. Cieslak, 414 221.4444 (Media)
           Colleen Henderson, 414 221.3125 (Analysts)
           June 20,2003

Leverett named chief financial officer of Wisconsin Energy Corp.

Milwaukee -- Wisconsin Energy Corp. (NYSE:WEC) announced today that Allen L. Leverett, currently chief financial officer of Georgia Power Company, a subsidiary of Southern Company (NYSE:SO), has been named chief financial officer of Wisconsin Energy Corporation, effective July 1, 2003.

Leverett will succeed Paul Donovan, who has announced his intention to retire from the company.

"We're fortunate to have Allen Leverett join our senior leadership team," said Richard A. Abdoo, chairman and chief executive officer of Wisconsin Energy. "He has a long record of accomplishments in our industry and a solid reputation in the financial community. The skills and experience he brings to Wisconsin Energy will clearly help us achieve our long-term strategic goals."

Leverett will report to Gale Klappa, president of Wisconsin Energy.

Leverett holds a bachelors degree, summa cum laude, in electrical engineering and mathematics from Vanderbilt University, a masters degree in electrical engineering from Stanford University and an MBA with a finance concentration from Auburn University.

Prior to assuming his current position at Georgia Power, Leverett was vice president and treasurer of Southern Company Services with overall responsibility for financial planning and analysis, capital markets and leasing, treasury and investor relations. Previously, he held a variety of positions in transmission planning, integrated resource planning, strategic planning, wholesale marketing and finance.

Leverett is a director of Energy Insurance Mutual, a mutual insurance company for the energy and utility industry. He serves as a trustee of Agnes Scott College; as vice president of Resource Development and director of the Piedmont Park Conservancy; as a director of the Georgia Council on Economic Education; and as a director of the Decatur-DeKalb YMCA.

Wisconsin Energy Corporation (NYSE: WEC) is a Milwaukee-based holding company with utility and non-utility subsidiaries. The company, through We Energies and its utility subsidiary Edison Sault Electric Company, serves more than one million electric customers in Wisconsin and Michigan's Upper Peninsula and 980,000 natural gas customers in Wisconsin. We Energies is the trade name of Wisconsin Electric Power Company and Wisconsin Gas Company, the company's principal utility subsidiaries. Its non-utility businesses include energy development, pump manufacturing, recycling and renewable energy, and real estate development. One of the Midwest's premier energy companies, Wisconsin Energy Corporation (www.WisconsinEnergy.com) has 9,000 employees, 67,000 shareholders and more than $8 billion in assets.

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